Exhibit 10.2

«Date» ANNUAL PERFORMANCE PLAN
«CORPORATE/SEGMENT»

What is the Annual Performance Plan?

The Annual Performance Plan (the “APP” or the “Plan”) provides eligible employees of Allegheny Technologies Incorporated (“ATI” or the “Company”) and its operating companies with the opportunity to earn an incentive award when certain pre-established goals are met at the corporate and operating company levels.

Who is Eligible for This Plan?

Generally, employees who have a significant impact on the Company’s operations will be eligible to participate in the Plan. Individuals eligible for participation are determined annually, based on recommendations of members of ATI’s Executive Council, the operating company presidents, if applicable, and the Company’s chief executive officer and the Company’s chief human resources officer, with the approval of the Personnel and Compensation Committee of the Company’s Board of Directors.

How Does the Annual Performance Plan Work?

Under the Plan, participants may earn an incentive award based on a percentage of their base salary, depending on the extent to which pre-established operating company and corporate performance goals have been achieved.

•
For purposes of the Plan, base salary is generally the participant’s annual base salary rate in effect as of «Date», excluding any commission or other incentive pay. However, for some special circumstances affecting the amount of base salary used in the Plan, see page 5.

•	A target incentive percentage for each participant is used in calculating the incentive award and is explained below.

•	The final award will be determined by multiplying the target incentive percentage by the extent to which the various performance and strategic/individual goals are achieved.

Incentive award payments will be distributed in cash, subject to applicable clawback provisions, as soon as reasonably possible after the year ends and the awards have been approved by the Personnel and Compensation Committee, generally the end of February or early March.

Calculation of the Annual Performance Plan Award

Target Incentive Percentage

The Plan establishes an incentive opportunity for each Plan participant, calculated as a percentage of the participant’s base salary. Each participant will be provided with an initial percentage, referred to as a “target incentive percentage.”

Generally, the target incentive percentage is the percentage of base salary that can be earned as an award under the Plan if 100% of the various performance and individual goals are achieved. For 2016, if 100% of the performance and individual goals are achieved, 100% of the target incentive percentage can be earned.

Generally, if there is a change in a participant’s target incentive percentage during the year, the newly adjusted target incentive percentage will be pro-rated for the remainder of the year. If an individual becomes a participant in APP during the year, the individual’s award for the year will also be based on a pro rata calculation.

At the end of the year, the Company will measure actual performance against each of the pre-established objectives.

The achievements attributable to each performance goal as noted above, then will be added together, and that sum will be multiplied by:

«Year» Performance Goals

«Pie chart reflecting applicable performance goals and weighting percentages»

«Year» APP Financial Performance Goals
«Table reflecting applicable performance goals and related Threshold, Target and Maximum amounts»
«Pie chart reflecting applicable performance goals and weighting percentages»

«Year» APP Strategic/Individual Goals
«Percentage» % Strategic/Individual Goals allow a portion of the APP to be dependent on the individual participant’s contributions, efforts and achievements. Subject to the discretion of the Personnel and Compensation Committee, Strategic/Individual Goals can be held to a maximum payout of 100% in the event that the relevant financial goal results are below target. The determination for awards under this provision in the Plan will be determined by the Committee.

How the APP Incentive Award is Calculated When All Goals are 100% Achieved

For the «Year» award, if 100% of the performance goals are achieved, then 100% of the target incentive percentage will be credited to the participant:
«Table to list applicable goals, Goal % Target, Goal % Achieved and Earned % of Target]»

Goals	Goal % Target	Goal % Achieved	Earned % of Target *

TOTAL	100%		100%

*Earned % of Target = Goal % of Target x Goal Achieved %

How the APP Incentive Award is Calculated for Other Achievement Levels

The percentage of a goal achieved will determine the earned percentage of target for that particular goal. The earned percentage of target will be interpolated for achievement between the established minimum level and the established target level for a particular goal. Similarly, the earned percentage of target will be interpolated for achievement between the established target level and the established maximum level for a particular goal.

Maximums and Minimums

•
Generally, the maximum percentage calculated as an earned percentage of target for any goal is «Percentage»%, and the overall maximum incentive award that a participant can earn under the weighting formula is «Percentage»% of the participant’s target incentive percentage.

•	Where the established minimum of a performance goal is achieved, only «Percentage»% of that goal’s share will be allocated to the participant’s target incentive percentage.

•	Where less than the established minimum of a performance goal is achieved, no amount of that goal will be allocated to the participant’s target incentive percentage.

Additional Guidelines for the Annual Performance Plan

No Adjustments

The APP for «Year» prohibits the upward adjustment of any award from the amount calculated under the formula above.

Some Special Circumstances

The above formulas generally determine the amount of the incentive award for the year. Other factors that may affect the actual award follow:

•
If an employee is promoted into a position that is APP eligible, the participant will earn a pro-rated award for the full months in the APP eligible position at the rate of base salary as of «Date» of that position.

- The participant will be eligible for any non-APP incentive program that they participated in prior to the promotion at a pro-rated amount.

•	If a participant is promoted, receives an increase in base salary or a target increase through the APP plan year, their APP award will be calculated as:

Base Salary Prior to Change in Position	x	Target Incentive Percentage Prior to Change in Position	x	# of Months in Position Prior to Change in Position
+
Base Salary Following Change in Position	x	Target Incentive Percentage Following Change in Position	x	# of Months in Position Following Change in Position

•
Participants who are hired mid-year may earn a pro-rated award for that year, based on the salary earned during that year. However, participants with less than two months service in a plan year (i.e. hired after October 31) would not be eligible for an award for that year.

•
If a participant terminates employment due to disability, death or retirement with the consent of the Company when the participant is at least fifty-five (55) years of age with at least five (5) years of service, an award will be calculated based on the actual base salary earned during the year in which the participant left the Company so long as the participant worked at least six months of that year.

•	If a participant terminates employment before the end of the plan year for any other reason, the participant will not receive an APP award for that year.

•
If a participant voluntarily leaves the Company after the end of the year but before the award is paid, the participant would receive any award due unless the employment is terminated for cause. If employment is terminated for cause, the participant would not be entitled to receive an award under the Plan.

•	A prerequisite to any APP award is compliance with ATI’s Corporate Guidelines for Business Conduct and Ethics.

Making Payments

All incentive award payments will be paid in cash, less applicable withholding taxes, after the performance has been considered and approved by the Personnel and Compensation Committee. The Personnel and Compensation Committee will consider performance when all the factors, including the year-end audit report are available.

Administration Details

This summary relates to the Annual Performance Plan (APP) of ATI and its operating companies. The Plan is administered by the Personnel and Compensation Committee, which has full authority to:

•	Interpret the Plan;

•	Designate eligible participants and categories of eligible participants;

•	Set the terms and conditions of incentive awards; and

•	Establish and modify administrative rules for the Plan.

Plan participants may obtain additional information about the plan and the Committee from:

«Name»
«Title»
Allegheny Technologies Incorporated
1000 Six PPG Place
Pittsburgh, PA 15222-5479
Phone: «Phone Number»
Fax: «Fax Number»

The Plan will remain in effect until terminated by the Personnel and Compensation Committee. The Personnel and Compensation Committee may also amend the Plan at its sole discretion.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and is not “qualified” under Section 401(a) of the Internal Revenue Code.